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                            SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                                (Amendment No. )

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                                                   Commission Only (as permitted
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[  ] Soliciting Material Under Rule 14a-12

                        Enstar Income Program II-1, L.P.
                (Name of Registrant as Specified in Its Charter)

                            Millenium Management, LLC
                   (Name of Person(s) Filing Proxy Statement)

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Millenium Management, LLC
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199 S. Los Robles Avenue, Suite 440    Pasadena, California  91101
TEL (626) 585-5920   FAX (626) 585-5929

July 11, 2000


Dear Limited Partner:

     We are writing to correct the many misstatements made by the general partner of your partnership, Enstar Income Program II-1, L.P., in its letter to you dated July 10, 2000.

     General Partner's Misstatement: Millenium is attempting to gain control of the Partnership.

     The Truth: If Millenium's proposals are approved, the corporate general partner will still control the Partnership and operate its business. Millenium will only be in charge of overseeing the sale of the Partnership's assets, with the goal of maximizing the profits for all partners.

     General Partner's Misstatement: Millenium is not qualified to sell the Partnership's assets.

     The Truth: Millenium's affiliates have invested over $100 Million in limited partnerships, including many that hold cable television assets. We are very capable of evaluating liquidation plans and overseeing the general partner's efforts to sell the cable systems.

     General Partner's Misstatement: Millenium intends to charge a fee for acting as liquidating trustee, which could be substantial.

     The Truth: Simply not true; and the general partner has been specifically advised by Millenium that it has no basis for such speculation.

     General  Partner's  Misstatement:  The  general  partner  does  not  have a
conflict  of  interest   regarding   the  time  and  services   devoted  to  the
Partnership's affairs.

     The Truth: The Partnership's own Annual Report to limited partners, filed with the SEC on Form 10-K on March 30, 2000, in the Section entitled "Certain Relationships and Related Transactions - Conflicts of Interest," states:
     "The executive officers of the corporate general partner have their personal employment with Charter Communications, Inc., and, as a result, are involved in the management of other cable ventures. Charter expects to continue to enter into other cable ventures. These affiliations subject Charter and the corporate general partner and their management to conflicts of interest. These conflicts of interest relate to the time and services that management will devote to the partnership's affairs."

Were they lying then, or are they lying now?

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     General  Partner's  Misstatement:  The general partner could not change its mind and abandon its attempts to sell the Partnership assets.

     The Truth: The general partner can do just that. The general partner has failed for almost a year to sell the Partnership's assets, or even obtain a contract to sell them. The letter of intent previously announced by the general partner has fallen through, which is the real reason the general partner is going through the "second round of bids" it keeps referring to in its communications with limited partners. Millenium's proposal to liquidate the Partnership is separate and independent of its other proposals, so the general partner could have recommended that limited partners approve the proposal to liquidate. However, the general partner opposes it, making it clear that the general partner wants to leave open its option to change its mind about liquidating the Partnership.

Why is Millenium Really Doing This?

     The answer to this question is simple: we are tired of being ignored by the general partner. Our affiliate is a limited partner, like you. In fact, it is the largest single limited partner in the Partnership, and a significant limited partner in many other Enstar partnerships. Even though we are a "big investor," the general partner has refused and ignored our requests for information about the Partnership, and has refused and ignored our requests for Partnership books and records that the limited partnership agreements require them to provide to us and any limited partner, such as yourself.

     We are concerned that the general partner is hiding something.

     Over the six years ended December 31, 1999, the Partnership and nine other publicly registered Enstar partnerships managed by the corporate general partner have paid over $24.5 Million in management fees and reimbursements; while over the same period distributing less than $11.6 Million to the partners (including additional distributions to the general partners and liquidating distributions, if any). It is clear to see who has been benefiting from your investment.

     After years of being mistreated, we decided enough was enough.

     We have not done this to add to our business - we do not want to operate the Partnership's assets - we want the Partnership to sell them! And we want access to the information to which we are entitled so that we can protect our interests as a limited partner, which ends up protecting your interests as well.

     As we said in our original solicitation to you, if we are appointed as liquidating trustee, we will work with the general partner to liquidate the Partnership's assets - so you would not be losing the benefits they can bring to the sale process (unless the general partner refuses to cooperate with Millenium). However, with Millenium as liquidating trustee, you would have the added benefits of having someone without conflicts of interest looking out for the best interests of the limited partners and ensuring that the general partner finally gets the Partnership's assets sold.

     We have enclosed another consent form. If you have not already voted, please complete and return your consent form as soon as possible.

                                              Millenium Management, LLC